ARTICLES OF INCORPORATION

                               OF

           CHARTHOUSE SUITES VACATION OWNERSHIP, INC.



          I, the undersigned natural person, acting as incor-porator of a corporation under the Florida Business Corporation
Act, adopt the following Articles of Incorporation for such corporation:


                            ARTICLE I
                              Name

          The name of the corporation is Charthouse Suites
Vacation Ownership, Inc.


                           ARTICLE II
              Principal Office and Mailing Address

          The address of the principal office of the corporation is 250 Patrick Boulevard, Suite 140, Brookfield, Wisconsin 53045-
5864, and the mailing address of the corporation is the same.


                           ARTICLE III
                            Purposes

          The purposes for which the corporation is organized are to engage in any lawful activity within the purposes for which a corporation may be organized under the Florida Business Corpora-tion Act, Chapter 607 of the Florida Statutes.


                           ARTICLE IV
                          Capital Stock

          The aggregate number of shares which the corporation shall have authority to issue is Ten Thousand (10,000) shares, consisting of one class only, designated as "Common Stock," of the par value of One Cent ($.01) per share.







                           ARTICLE V
                  Right to Purchase Own Shares

          The corporation shall have the right to acquire its own shares from time to time, upon such terms and conditions as the Board of Directors shall fix.


                           ARTICLE VI
                   Registered Office and Agent

          The address of the initial registered office of the corporation is 222 Lakeview Avenue, Fourth Floor, West Palm Beach, Palm Beach County, Florida 33402-3188, and the name of its initial registered agent at such address is Florida-Lawdock, Inc.


                          ARTICLE VII
                          Incorporator

          The name and address of the incorporator is Walter J.
Skipper, 411 East Wisconsin Avenue, Suite 2550, Milwaukee, WI
53202-4497.

          Executed this 15th day of April, 1996.



                              /s/ Walter J. Skipper
                              Walter J. Skipper, Incorporator

STATE OF WISCONSIN  )
                    ) SS
COUNTY OF MILWAUKEE )

          This instrument was acknowledged before me on the 15th day of April, 1996, by Walter J. Skipper.



                              /s/ Cynthia Z. Jorgensen
                              Cynthia Z. Jorgensen
                              Notary Public, State of Wisconsin
                              My Commission Expires:  2/14/99

CERTIFICATE OF ACCEPTANCE OF DESIGNATED REGISTERED AGENT AND
REGISTERED OFFICE FOR SERVICE OF PROCESS.


     In compliance with Section 48.091, Florida Statutes, the following is submitted:

     1. That Charthouse Suites Vacation Ownership, Inc., desiring to organize under the laws of the State of Florida, has named Florida-Lawdock, Inc., located at 222 Lakeview Avenue,
Fourth Floor, West Palm Beach, County, Florida 33402-3188, as its agent to accept service of process within Florida.



                              By: /s/ Walter J. Skipper
                                 Walter J. Skipper, Incorporator
                              Dated:  April 15, 1996


     2. That, having been named to accept service of process for the above-stated corporation, at the place designated in this Certificate, I hereby agree to act in this capacity and agree to comply with the provisions of Chapter 48.091, F.S., relative to keeping open said office.


                              FLORIDA-LAWDOCK, INC.


                              By: /s/ Cynthia Z. Jorgensen
                                 Cynthia Z. Jorgensen
                                 Assistant Secretary of Florida-
                                 Lawdock, Inc.
                              Dated:  April 15, 1996